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                                                                  EXHIBIT 99(d)

[TEXAS UTILITIES COMPANY LOGO]                              NEWS RELEASE
-------------------------------------------------------------------------------

       NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
       IN OR INTO CANADA, AUSTRALIA OR JAPAN.


                                                                   3 MARCH 1998

                            TEXAS UTILITIES COMPANY
                            -----------------------
                                   OFFER FOR
                             THE ENERGY GROUP PLC

                        INCREASED TEXAS UTILITIES OFFER

       Texas Utilities announces an increased offer of 840 pence per Energy Group Share, a premium of 20 pence per Energy Group Share to Pacificorp's increased offer. Texas Utilities has this morning acquired Energy Group Shares in the market at this price.

       A further announcement, containing details of Texas Utilities' increased offer will be made in due course.

       Enquiries:

       TEXAS UTILITIES COMPANY
       David Anderson (Investor)                    Telephone:  +1-214-812 4641
       Joan Hunter (Press)                          Telephone:  +1-214-812 4071

       LEHMAN BROTHERS INTERNATIONAL                Telephone:  +44-171-601 0011
       Richard Collier
       Anthony Fobel

       MERRILL LYNCH INTERNATIONAL                  Telephone:  +44-171-628 1000
       Justin Dowley
       Lewis Lee

       FINANCIAL DYNAMICS                           Telephone:  +44-171-831 3113
       Nick Miles
       Andrew Dowler

       The definitions set out in the announcement dated 2 March 1998 of the Texas Utilities Offer apply in this announcement. Texas Utilities' increased offer will not be made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

       Lehman Brothers and Merrill Lynch, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Texas Utilities and TU Acquisitions and no one else in connection with the Texas Utilities' increased offer and will not be responsible to anyone other than Texas Utilities and TU Acquisitions for providing the protections afforded to their respective customers or for providing advice in relation to the Texas Utilities' increased offer or any other matter referred to herein. Lehman Brothers and Merrill Lynch will be acting through Lehman Brothers Inc. and Merrill Lynch & Co., respectively, for the purposes of making the Texas Utilities' increased offer in the United States.

       END